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                                                  EXHIBIT H

                     Proposed Form of Notice
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Notice of Proposal to Issue Additional Common Shares
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  New England Electric System (NEES), a registered holding company, has filed an Application/Declaration under Sections 6(a) and 7 of the 1935 Act and Rules 25, 45, 53, and 58 thereunder. NEES currently has issued and outstanding 64,537,777 shares. NEES also has 431,875 treasury shares, including 283,000 shares which were acquired as part of a share buyback plan announced in August 1997, and 85,030,348 authorized but unissued shares. NEES seeks authority hereunder to issue, in one or more separate transactions, from time to time, but not later than December 31, 2002, not exceeding 1,000,000 common shares to be used to acquire stock or assets of one or more "energy-related companies" as defined in Rule 58(b) under the Act. The Additional Common Shares may be treasury shares or shares purchased on the open market.